                                                                       EX-99.7.f
                           Delaware Distributors, L.P.
                               2005 Market Street
                             Philadelphia, PA 19103

September 11, 2007

Delaware Group Adviser Funds
2005 Market Street
Philadelphia, PA 19103

     Re:  Expense Limitations

Ladies and Gentlemen:

     By our execution of this letter agreement (the  "Agreement"),  intending to be legally bound hereby, Delaware Distributors,  L.P. (the "Distributor") agrees that in order to improve  the  performance  of  Delaware  U.S.  Growth Fund (the
"Fund"),  which is a series of Delaware  Group Adviser  Funds,  the  Distributor shall waive a portion of the Rule 12b-1 (distribution) fees for the Fund's Class
A Shares and Class R Shares, so that such Fund's Class A and Class R Shares Rule
12b-1 (distribution) fees will not exceed 0.25% and 0.50%, respectively, for the period  September 1, 2007 through  February 28, 2009. This agreement  supersedes all prior agreements with respect to the Fund.

     The Distributor  acknowledges  that it shall not be entitled to collect on, or make a claim for, waived fees at any time in the future.

                                         Delaware Distributors, L.P.

                                         By: /s/ Theodore K. Smith
                                             Name:  Theodore K. Smith
                                             Title: President
                                             Date:  September 11, 2007

Your signature below acknowledges
acceptance of this Agreement:

Delaware Group Adviser Funds

By: /s/ Patrick P. Coyne
    Name:  Patrick P. Coyne
    Title: President & Chief Executive Officer
    Date:  September 11, 2007